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                                                                      EXHIBIT 12

                    RELIANT RESOURCES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                           FOR THE THREE MONTHS
                                                         FOR THE YEAR ENDED DECEMBER 31,                      ENDED MARCH 31,
                                          -----------------------------------------------------------     ----------------------
                                                     (IN THOUSANDS, EXCEPT RATIO AMOUNTS)
                                          -----------------------------------------------------------     --------     ---------
                                            1998        1999         2000         2001         2002         2002        2003(1)
                                          --------    --------     --------     --------     --------     --------    ----------
Fixed charges:
  Interest expense ...................    $  1,808    $     --     $  7,019     $ 16,152     $267,007     $ 29,159     $ 97,033
  Interest expense - affiliated
    companies, net (2) ...............          --       5,534      172,311           --           --           --           --
  Capitalized interest ...............          --       8,250       34,625       58,720       27,441        8,986       17,569
  Interest within rent expense .......         333         479       10,818       35,174       54,407       11,053       15,432
                                          --------    --------     --------     --------     --------     --------     --------
    Total fixed charges ..............    $  2,141    $ 14,263     $224,773     $110,046     $348,855     $ 49,198     $130,034
                                          ========    ========     ========     ========     ========     ========     ========

Earnings from continuing operations:
  Income (loss) from continuing
    operations before income taxes ...    $ 38,609    $ 11,326     $245,338     $755,400     $268,234     $126,589     $(65,943)
  Loss (income) of equity investments
    of unconsolidated subsidiaries ...         601         793      (42,860)      (6,771)     (17,836)      (3,784)       1,210
                                          --------    --------     --------     --------     --------     --------     --------
      Subtotal .......................      39,210      12,119      202,478      748,629      250,398      122,805      (64,733)
                                          --------    --------     --------     --------     --------     --------     --------
  Plus -
    Fixed charges from above .........       2,141      14,263      224,773      110,046      348,855       49,198      130,034
    Amortization of capitalized
     interest ........................          --         138          852        2,408        3,844          884        1,149
    Distributed income of equity
     investees .......................          --          --       17,929       27,159        2,975        1,500        1,000
  Less -
    Capitalized interest .............          --      (8,250)     (34,625)     (58,720)     (27,441)      (8,986)     (17,569)
                                          --------    --------     --------     --------     --------     --------     --------

                                          $ 41,351    $ 18,270     $411,407     $829,522     $578,631     $165,401     $ 49,881
                                          ========    ========     ========     ========     ========     ========     ========


Ratio of earnings from continuing
operations to fixed charges .............    19.31        1.28         1.83         7.54         1.66         3.36           --
                                          ========    ========     ========     ========     ========     ========     ========

---------------

(1) For the three months ended March 31, 2003, our earnings were insufficient to cover our fixed charges by $80 million.
(2) If the net amount for the applicable period netted to interest income, it is excluded from this schedule for purposes of calculating fixed charges.